Exhibit 10.2

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is entered into among the following Parties (“Parties”): the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General (“OIG-HHS”) of the Department of Health and Human Services (“HHS”); the Defense Health Agency (“DHA”), acting on behalf of the TRICARE Program (collectively, the “United States”); Aegerion Pharmaceuticals, Inc. (“Aegerion”); and Michele Clark, Tricia Mullins, and Kristi Winger Szudlo (collectively, “Relators”), through their authorized representatives.

RECITALS

A.                                    Aegerion is a Delaware corporation with its principal place of business in Cambridge, MA. Aegerion manufactures and distributes the drug sold under the trade name Juxtapid (generic reference lomitapide). Aegerion is an indirect, wholly-owned subsidiary of Novelion Therapeutics Inc.

B.                                    The Food and Drug Administration (FDA) approved Juxtapid on December 21, 2012, to treat patients with homozygous familial hypercholesterolemia (HoFH). Juxtapid is indicated as an adjunct to a low-fat diet and other lipid-lowering treatments to reduce cholesterol in patients with HoFH. The FDA designated Juxtapid an orphan drug because HoFH is a rare disorder that meets the requirements of the Orphan Drug Designation program, which encourages the development of medical products intended to treat rare diseases and conditions affecting fewer than 200,000 people in the United States.

C.                                    HoFH is a genetic disorder, inherited from both parents, that prevents the removal of LDL-C, often called the “bad” cholesterol, from the blood, causing abnormally high levels of circulating LDL-C. Persons with HoFH develop dramatically early and severe atherosclerotic cardiovascular disease (“CVD”). Symptomatic CVD typically presents during the first two decades of life, often leading to heart attack, stroke, and death. If untreated, most HoFH patients do not survive past age 30 due to death from CVD.

D.                                    Consistent with the orphan drug designation, when seeking approval for Juxtapid, Aegerion represented to the FDA that the prevalence of HoFH in the United States was 1 in 1 million persons. Aegerion made similar representations about the prevalence of HoFH to Federal health care programs (defined in Paragraph M below) to obtain formulary placement for Juxtapid.

E.                                     A boxed warning on the FDA-approved label cautions prescribers about the risk of hepatotoxicity (liver toxicity) when taking Juxtapid including elevations in transaminases (enzymes indicative of liver damage) and hepatic steatosis (the accumulation of fat in the liver), which can lead to liver disease, including steatohepatitis and cirrhosis.

F.                                      As a condition of approval of Juxtapid, a Risk Evaluation and Mitigation Strategy (“REMS”) was necessary to ensure that the benefits of the drug outweigh the risk of hepatotoxicity. During the relevant period, from December 24, 2012 through December 31, 2015, the purpose of the Juxtapid REMS Program was “to educate prescribers about the risks of hepatotoxicity associated with the use of Juxtapid and the need to monitor patients during treatment with Juxtapid as per product labeling,” and “to restrict access to therapy with Juxtapid to patients with a clinical or laboratory diagnosis consistent with HoFH.”

G.                                    During the relevant period, Juxtapid was only available through the Juxtapid REMS Program if the following requirements were met:

1.                                      Prescribers had to be trained on the risk of hepatotoxicity associated with the use of Juxtapid, appropriate patient selection and monitoring, and

REMS requirements, and upon completion of the training, prescribers enrolled in the REMS Program and had to become specially certified to prescribe Juxtapid;

2.                                      Prescribers had to complete a Prescription Authorization Form for each new prescription stating that Juxtapid is indicated as an adjunct treatment for HoFH and that the patient had “a clinical or laboratory diagnosis consistent with HoFH,” among other attestations; and

3.                                      Only specially certified pharmacies could dispense Juxtapid.

H.                                   The Juxtapid REMS Program further required Aegerion to be responsible for the implementation, maintenance, monitoring, evaluation, and improvement of the implementation of the REMS elements to assure safe use. The FDA required Aegerion to submit REMS Assessments to the FDA at six months and then twelve months after the initial approval of the REMS, and then annually thereafter.

I.                                        On July 26, 2013, Relators filed a qui tam complaint in the United States District Court for the District of Massachusetts captioned United States, et al., ex rel. Michele Clarke, Tricia Mullins, and Kristi Winger Szudlo v. Aegerion Pharmaceuticals, Inc., Case No. 13-cv-11785, under the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730(b), and amended that complaint on March 14, 2014 (“the Civil Action”).

J.                                        On such date as may be determined by the Court, Aegerion will plead guilty pursuant to Fed. R. Crim. P. 11(c)(1)(C) to an Information to be filed by the United States in United States v. Aegerion Pharmaceuticals, Inc., Criminal Action No. [to be assigned] (D. Mass.) (the “Criminal Action”), that will allege that Aegerion management and sales personnel distributed Juxtapid for the treatment of high cholesterol generally, without adequate directions for such use, in violation of 21 U.S.C. §§ 331, 333, and 352(f), and that Aegerion did not comply with pertinent provisions of the Juxtapid REMS Program relating to safe use of Juxtapid, in violation of 21 U.S.C. §§ 331, 333, and 352(y). Separately, Aegerion and the United States will enter into a Deferred Prosecution Agreement in which Aegerion will admit that Aegerion obtained patients’ personally identifiable health information for commercial gain, in violation of 42 U.S.C. §§ 1320d-6(a)(2) and (b)(3).

K.                                    Aegerion has entered into or will be entering into separate settlement agreements (hereinafter, referred to as the “Medicaid State Settlement Agreements”) with certain states in settlement of the Covered Conduct, defined in Paragraph N, below. States with which Aegerion executes a Medicaid State Settlement Agreement in the form to which Aegerion and the National Association of Medicaid Fraud Control Units Negotiating Team (“State Team”) have agreed, or in a form otherwise agreed to by Aegerion and an individual State, shall be defined as “Medicaid Participating States.”

L.                                     In addition, Aegerion has entered into or will be entering into a separate civil consent decree with the FDA to resolve civil liability under the Federal Food, Drug and Cosmetic Act (“FDCA”) (hereinafter, referred to as the “Civil FDCA Consent Decree”).

M.                                 The United States contends that Aegerion submitted or caused to be submitted claims for payment to the Medicare Program, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395kkk-1 (“Medicare”); the Medicaid Program, 42 U.S.C. §§ 1396-1396w-5 (“Medicaid”); and the TRICARE Program, 10 U.S.C. §§ 1071-1110b (“TRICARE”) (collectively, “the Federal health care programs”).

N.                                    The United States alleges that it and the Medicaid Participating States have certain civil claims, as specified in the following sub-paragraphs, against Aegerion, for engaging in the following conduct during the period from December 24, 2012 through December 31, 2015 (hereinafter referred to as the “Covered Conduct”):

1.                   Aegerion distributed Juxtapid for patients without a laboratory or clinical diagnosis of, or consistent with, HoFH. In particular, Aegerion distributed the drug with the intention that it be used to treat patients who had high cholesterol but did not respond adequately to other lipid lowering treatments including, but not limited to, patients with heterozygous familial hypercholesterolemia, a more common condition than HoFH, and as a monotherapy to treat patients not receiving other lipid lowering therapies. Such usage is unapproved, is not a “medically accepted indication,” 42 U.S.C. § 1396r-8(k)(6), and is not covered by the Federal health care programs.

2.                   To circumvent the elements to assure safe use in the REMS and cause distribution of Juxtapid for unapproved uses, certain employees, including senior managers, at Aegerion made false and misleading statements to doctors that the use of Juxtapid was appropriate in patients with symptoms including high cholesterol, lack of response to statins, and coronary artery disease, irrespective of whether such patients had a diagnosis of HoFH and despite counter-indications to a diagnosis of HoFH, such as statin intolerance, statin resistance, lack of prior treatment of maximally tolerated dosages of other lipid lowering therapies, advanced age, diabetes, and lack of a history of early onset cardiac disease or abnormally elevated cholesterol levels in both parents.

3.                   Aegerion employees instructed doctors on the type of information to include in statements of medical necessity, and at times altered or falsified statements of medical necessity or instructed doctors and their office staff to include incorrect diagnostic and clinical information in statements of medical necessity. Aegerion employees falsified prior authorizations by providing false cholesterol levels, medication history, and clinical history to Federal health care program payors.

4.                   Aegerion induced purchases of Juxtapid by defraying patients’ co-payment obligations for Juxtapid, in violation of the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b)(2). Aegerion paid for patients’ co-payments through a fund created at Aegerion’s request, funded with Aegerion’s donations, by Patient Services, Inc. (“PSI”), an entity that claims 501(c)(3) status with the Internal Revenue Service. PSI represented to Aegerion that “it makes more sense to have industry provide a very small amount of funding [in the form of donations for co-payment coverage] to gain a reimbursement vehicle rather than give compassionate product.” Aegerion paid for patients’ copayments through PSI to eliminate any price sensitivity to physicians prescribing and patients taking Juxtapid. Aegerion participated in establishing the patient eligibility criteria the fund used to cover the co-payment obligations of patients taking Juxtapid.

5.                   As a result of the foregoing conduct in this Paragraph N, the United States and Medicaid Participating States allege that Aegerion knowingly caused false or fraudulent claims for Juxtapid to be submitted to the Federal health care programs.

O.                                    Relators claim entitlement under 31 U.S.C. § 3730(d) to a share of the proceeds of this Agreement and to Relators’ reasonable expenses and attorneys’ fees and costs.

In consideration of the mutual promises and obligations of this Agreement, the Parties agree and covenant as follows:

TERMS AND CONDITIONS

1.                                      Aegerion shall pay to the United States and the Medicaid Participating States collectively, the total amount of twenty-eight million eight hundred thousand dollars ($28,800,000), plus accrued interest at the rate of 1.75% per annum from May 12, 2016 (“Settlement Amount”), consistent with the Payment Schedule appended as Attachment A and as follows:

a.                                      $26,103,387.86 (plus accrued interest) shall be paid to the United States (“Federal Settlement Amount”) pursuant to instructions from the United States Department of Justice; and

b.                                      $2,696,612.14 (plus accrued interest) shall be paid to the Medicaid Participating States (“State Settlement Amount”) pursuant to instructions from the State Team.

c.                                       Aegerion shall make the initial up-front payments, as identified in Attachment A (“Initial Payments”), by electronic funds transfer seven (7) business days after (1) the Effective Date of this Agreement (as defined in Paragraph 37, below); or (2) the Court accepts a Fed. R. Crim P. 11(c)(1)(C) guilty plea as described in Paragraph J from the Recitals in connection with the Criminal Action and imposes the agreed upon sentence, whichever occurs later.

d.                                      Aegerion shall make the first quarterly payments, as identified in Attachment A, by electronic funds transfer on or before 90 days after the Initial Payments.

e.                                       Aegerion shall make the subsequent quarterly payments, as identified in Attachment A, by electronic funds transfer in subsequent 90-day intervals after the first quarterly payments.

f.                                        The entire balance of the Settlement Amount, or any portion thereof, may be prepaid without penalty. If Aegerion elects to pre-pay the Settlement Amount or any portion thereof, interest shall be accrued through the date on which Aegerion makes said pre-payment.

g.                                       The United States and the Participating Medicaid States will provide written instructions to Aegerion concerning the transfers of funds described in this Paragraph.

h.                                      If Aegerion’s agreed-upon guilty plea pursuant to Fed. R. Crim. P. 11 in the Criminal Action described in Recital Paragraph J is not accepted by the Court or the Court does not impose the agreed-upon sentence for whatever reason, or the Court does not accept the Deferred Prosecution Agreement, this Agreement shall be null and void at the option of either the United States or Aegerion. If either the United States or Aegerion exercises this option, which option shall be exercised by notifying all Parties, through counsel, in writing within ten (10) business days of the Court’s order, the Parties will not object and this Agreement will be rescinded. If this Agreement is rescinded, Aegerion will not plead, argue or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel or similar theories, to any civil or administrative claims, actions or proceedings arising from the Covered Conduct that are brought by the United States within 90 calendar days of rescission, except to the extent such defenses were available on July 26, 2013.

2.                                           While any payment amounts remain outstanding as reflected in Attachment A (“Payment Period”), Aegerion shall provide written notice to the Department of Justice prior to the occurrence of a Fundamental Transaction or Qualifying Asset Sale, defined in Attachment B.

a.                                      Unless waived by the Department of Justice, upon the consummation of a Fundamental Transaction during the Payment Period, any outstanding amount due from the Settlement Amount (including interest accrued but unpaid as of the day prior to the date of the consummation of such Fundamental Transaction), will become due, and Aegerion, within fifteen (15) business days of such consummation, shall pay such amount in satisfaction in full of its monetary obligations hereunder.

b.                                      Upon a Qualifying Asset Sale during the Payment Period, Aegerion will pay within fifteen (15) business days of the consummation of such Qualifying Asset Sale an amount equal to the lower of (1) 54% of the net proceeds it receives from such transaction or (2) the aggregate amount equal to the sum of any outstanding Settlement Amounts (including interest accrued but unpaid as of the day prior to the date of the consummation of such Qualifying Asset Sale) (with either (1) or (2) being the “Accelerated Amount”). Any such Accelerated Amount shall be deducted from the outstanding balance of the amounts payable by Aegerion first from the last quarterly payment due under this Agreement and thereafter for each quarterly payment due based on descending due dates.

3.                                      Conditioned upon the United States receiving each payment from Aegerion as set forth in Attachment A, the United States agrees that it shall make each corresponding payment to Relators according to the schedule set forth as Attachment C, by electronic funds transfer, as soon as feasible after receipt of each payment from Aegerion.

4.                                      Aegerion, Relators and Relators’ counsel have entered into a separate agreement with respect to the payment by Aegerion of Relators’ attorneys’ fees, costs, and expenses pursuant to 31 U.S.C. § 3730(d)(1) and applicable state False Claims acts.

5.                                      Subject to the exceptions in Paragraph 9 (concerning excluded claims) below, and conditioned upon Aegerion’s full payment of the Settlement Amount and subject to Paragraph 25, below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment made under this Agreement), the United States releases Aegerion, together with its parent corporation and direct and indirect subsidiaries, from any civil or administrative monetary claim the United States has for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; any statutory provision creating a cause of action for civil damages or civil penalties which the Civil Division of the Department of Justice has actual or present authority to assert or compromise pursuant to 20 C.F.R. Part 0, Subpart I, 0.45(d); or the common law theories of payment by mistake, unjust enrichment, and fraud.

6.                                      Subject to the exceptions in Paragraph 9 below, and conditioned upon Aegerion’s full payment of the Settlement Amount, and subject to Paragraph 25, below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment made under this Agreement), Relators, for themselves and for their heirs, successors, attorneys, agents, and assigns, releases Aegerion, together with its parent corporation and direct and indirect subsidiaries, from any civil monetary claim the Relators have on behalf of the United States for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733, and further agrees to generally release, acquit, waive, and forever discharge Aegerion, together with its parent corporation and direct and indirect subsidiaries, and their current officers, directors, agents, and employees, from any and all rights, claims, expenses, debts, liabilities, demands, obligations, costs, attorneys’ fees, damages, injuries, actions, and causes of action of every nature, whether known or unknown, suspected or unsuspected, in law or in equity but not limited to those Relators advanced or could have advanced in the Civil Action. The foregoing release does not affect the separate agreement between Aegerion, Relators and Relators’ counsel that is referenced above in Paragraph 4.

7.                                      In consideration of the obligations of Aegerion in this Agreement and the Corporate Integrity Agreement (CIA), entered into between OIG-HHS and Aegerion, and conditioned upon Aegerion’s full payment of the Settlement Amount, the OIG-HHS agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from Medicare, Medicaid, and other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) against Aegerion under 42 U.S.C. § 1320a-7a (Civil Monetary Penalties Law) or 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activities) for the Covered Conduct, except as reserved in this Paragraph and in Paragraph 9 (concerning excluded claims), below. The OIG-HHS expressly reserves all rights to comply with any statutory obligations to exclude Aegerion from Medicare, Medicaid, and other Federal health care programs under 42 U.S.C. § 1320a-7(a) (mandatory exclusion) based upon the Covered Conduct. Nothing in this Paragraph precludes the OIG-HHS from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 9, below.

8.                                      In consideration of the obligations of Aegerion set forth in this Agreement, and conditioned upon Aegerion’s full payment of the Settlement Amount, DHA agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from the TRICARE Program against Aegerion under 32 C.F.R. § 199.9 for the Covered Conduct, except as reserved in this Paragraph and in Paragraph 9 (concerning excluded claims), below. DHA expressly reserves authority to exclude Aegerion from the TRICARE Program under 32 C.F.R. §§ 199.9 (f)(1)(i)(A), (f)(1)(i)(B), and (f)(1)(iii) (mandatory exclusion), based upon the Covered Conduct. Nothing in this Paragraph precludes DHA or the TRICARE Program from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 9, below.

9.                                 Notwithstanding the releases given in Paragraphs 5-8 of this Agreement, or any other term of this Agreement, the following claims of the United States specifically are reserved and are not released:

a.                                      Any liability arising under Title 26, U.S. Code (Internal Revenue Code);

b.                                      Any criminal liability;

c.                                       Except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from Federal health care programs;

d.                                      Any liability under the Civil FDCA Consent Decree;

e.                                       Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;

f.                                        Any liability based upon obligations created by this Agreement;

g.                                       Any liability of individuals;

h.                                      Any liability for express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services;

i.                                          Any liability for failure to deliver goods or services due; and

j.                                         Any liability for personal injury or property damage or for other consequential damages arising from the Covered Conduct.

10.                          Relators and their heirs, successors, attorneys, agents, and assigns shall not object to this Agreement but agree and confirm that this Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. § 3730(c)(2)(B), and expressly waive the opportunity for a hearing on any objection to this Agreement. Conditioned upon Relators’ receipt of the payments described in Paragraph 3, Relators and their heirs, successors, attorneys, agents, and assigns fully and finally release, waive, and forever discharge the United States, its agencies, officers, agents, employees, and servants, from any claims arising from the filing of the Civil Action against Aegerion, including claims under 31 U.S.C. § 3730, and from any claims to a share of the proceeds of this Agreement and/or damages against Aegerion in the Civil Action.

11.                          Aegerion has provided sworn financial disclosure statements (Financial Statements) to the United States and the United States has relied on the accuracy and completeness of those Financial Statements in reaching this Agreement. Aegerion warrants that the Financial Statements are complete and accurate. If the United States learns of asset(s) in which Aegerion had an interest at the time of this Agreement that were not disclosed in the Financial Statements, or if the United States learns of any misrepresentation by Aegerion on, or in connection with, the Financial Statements, and if such nondisclosure or misrepresentation changes the estimated net worth (defined as total assets less total liabilities) set forth in the Financial Statements by two million dollars ($2,000,000) or more, the United States may at its option: (a) rescind this Agreement and file a complaint based on the Covered Conduct, or (b) let the Agreement stand and collect the full Settlement Amount plus one hundred percent (100%) of the value of the net worth of Aegerion previously undisclosed. Aegerion agrees not to contest any collection action undertaken by the United States pursuant to this provision, and immediately to pay the United States all reasonable costs incurred in such an action, including attorneys’ fees and expenses. If the United States elects to pursue option (b) above, and if the United States thereafter recovers funds from Aegerion that are in addition to the Settlement Amount, then the United States will pay Relators a share of such additional funds calculated in the same proportion as the share of the Settlement Amount paid to Relators pursuant to Paragraph 3 and Attachment C.

12.                               In the event that the United States, pursuant to Paragraph 11 (concerning disclosure of assets), above, opts to rescind this Agreement, Aegerion agrees not to plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any civil or administrative claims that (a) are filed by the United States within fourteen (14) calendar days of written notification to Aegerion that this Agreement has been rescinded, and (b) relate to the Covered Conduct, except to the extent these defenses were available on July 26, 2013.

13.                               In the event that Aegerion fails to pay any quarterly payment due pursuant to Paragraph 1 and the Payment Schedule in Attachment A, Aegerion shall be in Default of its payment obligations (“Default”). In the event of Default, the United States will provide written notice of the Default (“Notice of Default”) to Aegerion, and Aegerion shall have an opportunity to cure the Default within ten (10) business days from the date the Notice of Default (“Cure Period”) is delivered. Notice of Default will be delivered pursuant to Paragraph 36, with a courtesy copy emailed to Joshua Levy at Joshua.Levy@ropesgray.com. If Aegerion fails to cure the Default within the Cure Period as described in this Paragraph, the remaining unpaid balance of the Settlement Amount (“Remaining Settlement Amount”) shall, at the election of the United States, become immediately due and payable, and interest shall accrue at the rate of 12% per annum compounded daily (“Remaining Settlement Amount and Default Interest Balance”) from the date of Default until all amounts due have been paid in full. Aegerion shall consent to a Consent Judgment in the amount of the Remaining Settlement Amount and Default Interest Balance (“Aegerion Consent Judgment”), and the United States, at its sole option, may: (a) offset the Aegerion Consent Judgment from any amounts due and owing to Aegerion by any department, agency, or agent of the United States; (b) collect the entire Remaining Settlement Amount and Default Interest Balance, and all other amounts due upon the event of Default as specified in this Paragraph; or (c) exercise any other rights granted by law or in equity, including but not limited to referring such matters for private collection. Aegerion agrees not to contest any consent judgment or offset imposed and Aegerion agrees not to contest, and hereby waives and discharges any defenses to, any collection action undertaken by the United States or its agents or contractors pursuant to this Paragraph, either administratively or in any state or federal court. Aegerion shall pay the United States all reasonable costs of collection and enforcement under this Paragraph applicable to them, respectively, including attorneys’ fees and expenses (“Collection Costs”).

14.                          In the event of Default, the United States may also, at its sole option, rescind this Settlement Agreement after the expiration of the Cure Period if the Default is not cured (“Rescindment”). Rescindment shall be automatically effective upon the United States’ bringing any civil and/or administrative claim, action, or proceeding against Aegerion for the Covered Conduct. In the event of Rescindment, Aegerion shall not plead, argue, or otherwise raise, and hereby waives and discharges, any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any such civil or administrative claims, actions, or proceeding that are brought by the United States within one hundred-twenty (120) calendar days of Default, except to the extent such defenses were available as of the effective date of this

Agreement. Aegerion agrees that, in the event of Rescindment, it shall not plead, argue, or otherwise raise any defenses that any amounts paid to the United States pursuant to Paragraph 1 and the Payment Schedule should be used to reduce the determination of single damages for purposes of calculating treble damages or penalties under the FCA. The option for Rescindment identified in this Paragraph is in addition to, and not in lieu of, other options identified in this Agreement or otherwise available. In the event of Rescindment, whatever rights Relators could have asserted in connection with the Civil Action prior to its dismissal will be restored to Relators in connection with whatever claim, action, or proceeding the United States chooses to pursue.

15.                               Notwithstanding the foregoing, in the event of Default and after the expiration of the Cure Period as defined in Paragraph 13, above, OIG-HHS may exclude Aegerion from participating in all Federal health care programs until Aegerion pays the Remaining Settlement Amount and Default Interest Balance and Collection Costs, as set forth in Paragraph 13 above. OIG-HHS will provide written notice of any such exclusion to Aegerion. Aegerion waives any further notice of exclusion under 42 U.S.C. § 1320a-7(b)(7), and agrees not to contest exclusion either administratively or in any state or federal court. Reinstatement to program participation is not automatic. If at the end of the period of exclusion Aegerion wishes to apply for reinstatement, Aegerion must submit a written request for reinstatement to OIG-HHS in accordance with the provisions of 42 C.F.R. §§ 1001.3001-3005. Aegerion will not be reinstated unless and until OIG-HHS approves such request for reinstatement. The option for Exclusion for Default as defined in this Paragraph is in addition to, and not in lieu of, the options identified in this Agreement or otherwise available.

16.                               Aegerion waives and shall not assert any defenses Aegerion may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this Paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.

17.                               Aegerion fully and finally releases the United States, its agencies, officers, agents, employees, and servants, from any claims (including attorneys’ fees, costs, and expenses of every kind and however denominated) that Aegerion has asserted, could have asserted, or may assert in the future against the United States, its agencies, officers, agents, employees, and servants, related to the Covered Conduct and the United States’ investigation and prosecution.

18.                               Aegerion fully and finally releases the Relators from any claims (including attorneys’ fees, costs, and expenses of every kind and however denominated) that Aegerion has asserted, could have asserted, or may assert in the future against the Relators, related to the Covered Conduct and the Relators’ investigation and prosecution thereof; provided, however, Aegerion reserves any defenses or claims as to Relators’ unresolved claims in the Civil Action or Relators’ counsel’s claims for reasonable attorneys fees, expenses, and costs resulting from the Civil Action pursuant to 31 U.S.C. § 3730(d) or other action brought by Relators against Aegerion.

19.                               The Settlement Amount shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare contractor (e.g., Medicare

Administrative Contractor, fiscal intermediary, carrier or any state payer) related to the Covered Conduct; and Aegerion agrees not to resubmit to any Medicare contractor or any state payer any previously denied claims related to the Covered Conduct, agrees not to appeal any such denials of claims, and agrees to withdraw any such pending appeals.

20.                               Aegerion agrees to the following:

a.                                      Unallowable Costs Defined: All costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395kkk-1 and 1396-1396w-5; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of Aegerion, its present or former officers, directors, employees, shareholders, and agents in connection with:

(1)                                 the matters covered by this Agreement and the related Plea Agreement;

(2)                                 the United States’ audit(s) and civil and any criminal investigation(s) of the matters covered by this Agreement;

(3)                                 Aegerion’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil and any criminal investigation(s) in connection with the matters covered by this Agreement (including attorneys’ fees);

(4)                                 the negotiation and performance of this Agreement and the Plea Agreement;

(5)                                 the payments Aegerion makes to the United States pursuant to this Agreement and any payments that Aegerion may make to Relators, including costs and attorneys’ fees; and

(6)                            the negotiation of, and obligations undertaken pursuant to the CIA to: (i) retain an independent review organization to perform annual reviews as described in Section III of the CIA; and (ii) prepare and submit reports to the OIG-HHS are unallowable costs for government contracting purposes and under the Medicare Program, Medicaid Program, TRICARE Program, and Federal Employees Health Benefits Program (FEHBP) (hereinafter referred to as Unallowable Costs). However, nothing in paragraph 20.a.(6) that may apply to the obligations undertaken pursuant to the CIA affects the status of costs that are not allowable based on any other authority applicable to Aegerion.

b.                                      Future Treatment of Unallowable Costs: Unallowable Costs shall be separately determined and accounted for by Aegerion, and Aegerion shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement, or payment request submitted by Aegerion or any of its subsidiaries or affiliates to the Medicare, Medicaid, TRICARE, or FEHBP Programs.

c.                                       Treatment of Unallowable Costs Previously Submitted for Payment: Aegerion further agrees that within 90 days of the Effective Date of this Agreement it shall identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid and FEHBP fiscal agents, any Unallowable Costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Aegerion or any of its subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the Unallowable Costs. Aegerion agrees that the United States, at a minimum, shall be entitled to recoup from Aegerion any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.

Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by Aegerion or any of its subsidiaries or affiliates on the effect of inclusion of Unallowable Costs (as defined in this Paragraph) on Aegerion or any of its subsidiaries or affiliates’ cost reports, cost statements, or information reports.

d.                                      Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine Aegerion’s books and records to determine that no Unallowable Costs have been claimed in accordance with the provisions of this Paragraph.

21.                               Aegerion agrees to cooperate fully and truthfully with the United States’ investigation of individuals and entities not released in this Agreement. Upon reasonable notice, Aegerion shall encourage, and agrees not to impair, the cooperation of its directors, officers, and employees, and shall use its best efforts to make available, and encourage, the cooperation of former directors, officers, and employees for interviews and testimony, consistent with the rights and privileges of such individuals. Aegerion further agrees to furnish to the United States, upon request, complete and unredacted copies of all non-privileged documents, reports, memoranda of interviews, and records in its possession, custody, or control concerning the Covered Conduct.

22.          This Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other person or entity, except to the extent provided for in Paragraphs 5-8, 10, and 17-18.

23.          Aegerion agrees that it waives and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims arising from the Covered Conduct.

24.          Aegerion warrants that it has reviewed its financial situation and that it currently is solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(1)(B)(ii)(I), and expects to remain solvent following payment to the United States of the Settlement Amount. Further, the Parties warrant that, in evaluating whether to execute this Agreement, they (a) have intended that the mutual promises, covenants, and obligations set forth constitute a contemporaneous exchange for new value given to Aegerion, within the meaning of 11 U.S.C. § 547(c)(1), and (b) conclude that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity to which Aegerion was or became indebted to on or after the date of this transfer, within the meaning of 11 U.S.C. § 548(a)(1).

25.          If within 91 days of the Effective Date of this Agreement or of any payment made under this Agreement, Aegerion commences, or a third party commences, any case, proceeding, or other action under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors (a) seeking to have any order for relief of Aegerion’s debts, or seeking to adjudicate

Aegerion as bankrupt or insolvent; or (b) seeking appointment of a receiver, trustee, custodian, or other similar official for Aegerion or for all or any substantial part of Aegerion’s assets, Aegerion agrees as follows:

(1)           Aegerion’s obligations under this Agreement may not be avoided pursuant to 11 U.S.C. § 547, and Aegerion shall not argue or otherwise take the position in any such case, proceeding, or action that: (a) Aegerion’s obligations under this Agreement may be avoided under 11 U.S.C. § 547; (b) Aegerion was insolvent at the time this Agreement was entered into, or became insolvent as a result of the payment made to the United States; or (c) the mutual promises, covenants, and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to Aegerion.

(2)           If, in the event that (a) Aegerion defaults on any of its obligations under this Agreement, after being given an opportunity to cure the default within ten (10) business days from the date of notice of default, prior to payment of the Settlement Amount, or (b) any portion of the Settlement Amount is avoided for any reason, including, but not limited to, through the exercise of powers granted under 11 U.S.C. § 544, 547, 548, or 550, or any other Bankruptcy Code provision or state law provision, by entry of judgment or settlement, the United States, at its sole option, may by written notice rescind the releases in this Agreement and bring any civil and/or administrative claim, action, or proceeding against Aegerion for the claims that would otherwise be covered by the releases provided in the above Paragraphs. Aegerion agrees that (a) any such claims, actions, or proceedings brought by the United States are not subject to an “automatic stay” pursuant to 11 U.S.C. § 362(a) as a result of the action, case, or proceedings described in the first clause of this Paragraph, and Aegerion shall not argue or otherwise contend that the United States’ claims, actions, or proceedings are subject to an automatic stay; (b)

Aegerion shall not plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any such civil or administrative claims, actions, or proceeding that are brought by the United States within fourteen (14) calendar days of written notification to Aegerion that the releases have been rescinded pursuant to this Paragraph, except to the extent such defenses were available on July 26, 2013; and (c) the United States has a valid claim against Aegerion in the amount of $52,676,682 plus penalties of $5,500 to $11,000 for each false claim, and the United States may pursue its claim in the case, action, or proceeding referenced in the first clause of this Paragraph, as well as in any other case, action, or proceeding.

(3)         Aegerion acknowledges that its agreements in this Paragraph are provided in exchange for valuable consideration provided in this Agreement.

26.        Upon receipt of the Initial Payments, the United States and Relators shall file a Joint Stipulation of Dismissal in the Civil Action as follows:

a.           dismissal shall be with prejudice as to the United States’ and Relators’ claims against Aegerion as to the Covered Conduct in the Civil Action subject to and consistent with the terms and conditions of this Agreement;

b.           dismissal shall be without prejudice to the United States as to all other claims against Aegerion in the Civil Action; and

c.           dismissal shall be with prejudice to the Relators as to all claims against Aegerion in the Civil Action.

27.        Except for the separate agreement set forth in Paragraph 4 above, each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

28.          Each party and signatory to this Agreement represents that it freely and voluntarily enters in to this Agreement without any degree of duress or compulsion.

29.          This Agreement is governed by the laws of the United States. The exclusive jurisdiction and venue for any dispute relating to this Agreement is the United States District Court for the District of Massachusetts. For purposes of construing this Agreement, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.

30.          This Agreement constitutes the complete agreement between the Parties to resolve the Civil Action. This Agreement may not be amended except by written consent of the Parties.

31.          The undersigned counsel represent and warrant that they are fully authorized to execute this Agreement on behalf of the persons and entities indicated below.

32.          This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.

33.          This Agreement is binding on Aegerion’s successors, transferees, heirs, and assigns.

34.          This Agreement is binding on Relators’ successors, transferees, heirs, and assigns.

35.          All parties consent to the United States’ disclosure of this Agreement, and information about this Agreement, to the public.

36.          Notice to Aegerion, as referenced in this agreement, shall be in writing and delivered by via hand-delivery, overnight mail, or by registered or certified mail (return receipt requested) to:

Legal Department

Aegerion Pharmaceuticals, Inc.

One Main Street

Suite 800

Cambridge, MA 02142

Courtesy copies of any Notice shall be provided to Aegerion’s counsel by hand-delivery, overnight mail, or email, to:

Joshua Levy

Ropes & Gray LLP
800 Boylston St.
Boston, MA 02199

37.          This Agreement is effective on the date of signature of the last signatory to the Agreement (Effective Date of this Agreement). Facsimiles and electronic transmissions of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

THE UNITED STATES OF AMERICA

DATED:	9/22/2017	BY:	/s/ Holly H. Snow
HOLLY H. SNOW
Trial Attorney
Commercial Litigation Branch
Civil Division
United States Department of Justice

DATED:	9/22/2017	BY:	/s/ Kriss Basil
KRISS BASIL
Assistant United States Attorney
Office of the United States Attorney for the District of Massachusetts

Counsel for the United States of America

DATED:	9/22/2017	BY:	/s/ Lisa M. Re
LISA M. RE
Assistant Inspector General for Legal Affairs
Office of Counsel to the Inspector General
Office of Inspector General
United States Department of Health and Human Services

DATED:	9/22/2017	BY:	/s/ Bryan T. Wheeler
BRYAN T. WHEELER
Deputy General Counsel
Defense Health Agency
United States Department of Defense

AEGERION PHARMACEUTICALS, INC.

DATED:	9/21/17	BY:	/s/ Jennifer Fitzpatrick
JENNIFER FITZPATRICK
AEGERION PHARMACEUTICALS, INC.

DATED:	9/21/17	BY:	/s/ Joshua S. Levy
JOSHUA S. LEVY
R. DANIEL O’CONNOR
PATRICK J. WELSH
Ropes & Gray

RELATORS

DATED:	9/21/17	BY:	/s/ Michele Clarke
MICHELE CLARKE

DATED:	9/21/17	BY:	/s/ Tricia Mullins
TRICIA MULLINS

DATED:	9/21/17	BY:	/s/ Kristi Winger Szudlo
KRISTI WINGER SZUDLO

DATED:	9/21/17	BY:	/s/ Royston H. Delaney
/s/ Charles F. Kester
ROYSTON H. DELANEY CHARLES F. KESTER Delaney Kester LLP

ATTACHMENT A

AEGERION PAYMENT SCHEDULE - CIVIL SETTLEMENT

FEDERAL SETTLEMENT AMOUNT (CMS & TRICARE)

Quarter	Payment	1.75% Interest	Principal	Balance
				$26,103,387.86
Up Front (1)	$906,357.29	$0.00	$906,357.29	$25,197,030.57
1	$930,351.27	$110,237.01	$820,114.26	$24,376,916.31
2	$926,763.27	$106,649.01	$820,114.26	$23,556,802.05
3	$923,175.27	$103,061.01	$820,114.26	$22,736,687.79
4	$919,587.27	$99,473.01	$820,114.26	$21,916,573.53
5	$2,448,619.46	$95,885.01	$2,352,734.45	$19,563,839.09
6	$2,438,326.25	$85,591.80	$2,352,734.45	$17,211,104.64
7	$2,428,033.03	$75,298.58	$2,352,734.45	$14,858,370.19
8	$2,417,739.82	$65,005.37	$2,352,734.45	$12,505,635.74
9	$3,181,119.41	$54,712.16	$3,126,407.25	$9,379,228.48
10	$3,167,441.37	$41,034.12	$3,126,407.25	$6,252,821.23
11	$3,153,763.34	$27,356.09	$3,126,407.25	$3,126,413.97
12	$3,140,092.03	$13,678.06	$3,126,413.97	$0.00
Total	$26,981,369.09	$877,981.23	$26,103,387.86

STATE SETTLEMENT AMOUNT (States Share Only)

Quarter	Payment	1.75% Interest	Principal	Balance
				$2,696,612.14
Up Front (1)	$93,642.71		$93,642.71	$2,602,969.43
1	$96,109.95	$11,387.99	$84,721.96	$2,518,247.47
2	$95,739.29	$11,017.33	$84,721.96	$2,433,525.51
3	$95,368.63	$10,646.67	$84,721.96	$2,348,803.56
4	$94,997.97	$10,276.02	$84,721.96	$2,264,081.60
5	$252,954.74	$9,905.36	$243,049.38	$2,021,032.22
6	$251,891.40	$8,842.02	$243,049.38	$1,777,982.84
7	$250,828.06	$7,778.67	$243,049.38	$1,534,933.46
8	$249,764.72	$6,715.33	$243,049.38	$1,291,884.08
9	$328,625.69	$5,651.99	$322,973.70	$968,910.38
10	$327,212.68	$4,238.98	$322,973.70	$645,936.68
11	$325,799.67	$2,825.97	$322,973.70	$322,962.98
12	$324,375.94	$1,412.96	$322,962.98	$0.00
Total	$2,787,311.44	$90,699.31	$2,696,612.14

(1) Handshake interest is applicable and will be paid with the up front payments.

Attachment B

For purposes of this global settlement, a “Fundamental Transaction” means:

(a) any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or any other entity (“Person”) acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of the Company’s capital stock entitling the Person to exercise 50% or more of the total voting power of all shares of the Company’s capital stock entitled to vote generally in elections of directors, other than an acquisition by the Company, any of its wholly-owned subsidiaries and any of its employee benefit plans;

(b) the Company merges or consolidates with or into any other Person (other than one of its wholly-owned subsidiaries), another Person merges or consolidates with or into the Company, or the Company conveys, sells, transfers or leases all or substantially all of its assets to another Person in one transaction or a series of related transactions, other than any transaction:

(i) that does not result in a reclassification, conversion, exchange or cancellation of the outstanding Company common stock; or

(ii)  pursuant to which the Company’s parent company, Novelion Therapeutics, Inc., continues to hold 50% or more of the total voting power of all shares of capital stock of the surviving entity; or

(c) the Company’s shareholders approve any plan or proposal for the liquidation or dissolution of the Company;

provided, however, that a transaction or transactions described in clause (a) or (b) above shall not constitute a Fundamental Transaction if at least 90% of the consideration paid for the Company’s capital stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ or appraisal rights) in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so traded or quoted immediately following such transaction or transactions. For purposes of clause (a) , whether a Person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, and “Person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

For purposes of this global settlement, a “Qualifying Asset Sale” means any sale, license, exchange, transfer or disposition by the Company, in a single transaction or in a series of transactions, of all or substantially all of its ownership interests in or commercialization rights associated with JUXTAPID or MYALEPT.

ATTACHMENT C

RELATOR SHARE OF FEDERAL SETTLEMENT AMOUNT

Quarter	Payment	1.75% Interest	Principal	Balance
				$4,700,000.00
Up Front	$163,144.31	$0.00	$163,144.31	$4,536,855.69
1	$167,463.23	$19,842.66	$147,620.57	$4,389,235.12
2	$166,817.39	$19,196.82	$147,620.57	$4,241,614.55
3	$166,171.55	$18,550.98	$147,620.57	$4,093,993.99
4	$165,525.71	$17,905.14	$147,620.57	$3,946,373.42
5	$440,751.50	$17,259.30	$423,492.20	$3,522,881.22
6	$438,898.72	$15,406.52	$423,492.20	$3,099,389.02
7	$437,045.95	$13,553.74	$423,492.20	$2,675,896.82
8	$435,193.17	$11,700.97	$423,492.20	$2,252,404.62
9	$572,601.49	$9,848.19	$562,753.31	$1,689,651.31
10	$570,139.45	$7,386.14	$562,753.31	$1,126,898.01
11	$567,677.40	$4,924.10	$562,753.31	$564,144.70
12	$566,606.75	$2,462.05	$564,144.70	$0.00
Total	$4,858,036.62	$158,036.62	$4,700,000.00